[PAXSON LOGO OMITTED]

                              PAXSON COMMUNICATIONS
                                   CORPORATION




                                                                 April 16, 2004

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the "Company"), which will be held at the Hilton Hotel -- Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, on May 21, 2004, at 11:00 a.m., local time.

     Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to our invited guests. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

     The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.


                               Sincerely,

                               /s/ LOWELL W. PAXSON
                               -----------------------------------------
                               LOWELL W. PAXSON
                               Chairman of the Board and Chief Executive Officer

                        PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                       WEST PALM BEACH, FLORIDA 33401-6233

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 2004


     The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at the Hilton Hotel - Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, on May 21, 2004, at 11:00 a.m., local time, for the following purposes:

     1. To elect three Class I directors to serve for a term of three years, and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as our independent certified public accountants for 2004; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on March 31, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.


                                            By Order of the Board of Directors

                                            /s/ Anthony L. Morrison
                                            --------------------------
                                            Anthony L. Morrison, Secretary


West Palm Beach, Florida
April 16, 2004

                        PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                       WEST PALM BEACH, FLORIDA 33401-6233


                                 PROXY STATEMENT

     We are providing this proxy statement and the accompanying proxy card to our stockholders beginning on or about April 16, 2004, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on May 21, 2004, and at any adjournment thereof (the "Meeting"). The Board of Directors has fixed the close of business on March 31, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding (i) 63,482,088 shares of $0.001 par value Class A Common Stock ("Class A Common Stock"), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock ("Class B Common Stock," and with the Class A Common Stock, collectively, the "Common Stock"), entitled to ten votes per share, and (iii) 13,122 shares of 9 3/4% Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"), entitled to 625 votes per share.


VOTING

     Shares represented by duly executed proxies in the accompanying form received by us prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the nominees for election as Class I directors and the ratification of the appointment of Ernst & Young LLP as our independent certified public accountants for 2004. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this Proxy Statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.

     If you hold your shares through an intermediary you must provide instructions on voting as requested by your bank or broker. If you sign and return a proxy, you may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.

     The presence in person or by proxy of the holders of shares of stock possessing the power to cast a majority of the votes which could be cast by all outstanding shares of stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting. The election of directors will require the affirmative vote of a plurality of the votes cast at the Meeting, if a quorum is present. The affirmative vote of at least a majority of the votes cast in person or by properly executed proxy is required to approve each of the other proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. As to matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted as shares voting for the purpose of determining whether a proposal has been approved. Lowell W. Paxson, our Chairman and Chief Executive Officer and the beneficial owner of a majority of the voting power of our outstanding stock, has advised us that he intends to vote all shares which he is entitled to vote in favor of the proposals being submitted at the Meeting, therefore approval of the proposals by our stockholders is assured.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to our equity securities beneficially owned on April 1, 2004 by (i) each director and nominee for director, (ii) each person identified as a "Named Executive Officer" below under "Executive Compensation", (iii) all of our directors, nominees and executive officers as a group, and (iv) any person who we know to be the beneficial owner of more than five percent of any class of our voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

                                                                        AMOUNT AND
                                                                         NATURE OF                   AGGREGATE
                                                                        BENEFICIAL                     VOTING
CLASS OF STOCK                   NAME OF BENEFICIAL OWNER(1)             OWNERSHIP     % OF CLASS     POWER(%)
----------------------   -------------------------------------------   ------------   ------------   ----------
Class A Common Stock     National Broadcasting Company,
                         Inc. (2) ..................................   63,928,159          50.2%         29.2%
                         Mario J. Gabelli (3) ......................    7,602,248          12.0%          4.9%
                         Merrill Lynch & Co., Inc. (4) .............    7,351,003          11.6%          4.7%
                         Master Small Cap Value Trust (5) ..........    4,982,800           7.8%          3.2%
                         Directors and Nominees:
                          Lowell W. Paxson (6) ......................  15,455,062          24.3%         10.0%
                          Bruce L. Burnham (7)(8)(9) ................     155,058             *             *
                          James L. Greenwald (7)(8)(9) ..............     128,599             *             *
                          John E. Oxendine (7)(9) ...................     102,312             *             *
                          Henry J. Brandon (7) ......................      80,000             *             *
                          Elizabeth J. Hudson .......................          --             *             *
                          Certain Executive Officers:
                          Dean M. Goodman (8)(9) ....................     890,128           1.4%            *
                          Anthony L. Morrison (8)(9) ................     588,528             *             *
                          Seth A. Grossman (8)(9) ...................     369,821             *             *
                          Thomas E. Severson, Jr. (9) ...............     308,391             *             *
                         All directors, nominees and
                         executive officers as a group
                         (11 persons) (10) .........................   18,187,899          28.5%         11.8%
Class B Common Stock     Lowell W. Paxson ..........................    8,311,639           100%         53.7%
                         All directors and executive officers
                         as a group ................................    8,311,639           100%         53.7%

----------------
*    Less than 1%

(1) Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2) Consists of 31,896,032 shares of Class A Common Stock issuable upon conversion of shares of 8% Series B Convertible Exchangeable Preferred Stock held by NBC Palm Beach Investment I, Inc., and 32,032,127 shares of Class A Common Stock issuable upon exercise of outstanding warrants held by NBC Palm Beach Investment II, Inc. The holders' rights to acquire shares of Class A Common Stock upon conversion and exercise, respectively, of those securities, although currently exercisable, are subject to material conditions, including compliance with the rules of the Federal Communications Commission. This amount does not include shares of Class B Common Stock beneficially owned by Mr. Paxson that NBC Palm Beach Investment II, Inc. has the right to acquire. According to information contained in an amendment to Schedule 13D filed with the Securities and Exchange Commission (the "Commission"), dated February 15, 2002, each of such holders is a subsidiary of National Broadcasting Company, Inc. ("NBC"), whose address is 30 Rockefeller Plaza, New York, New York 10112, and NBC and its parent entity, General Electric Company, Inc., each disclaims beneficial ownership of such securities.

(3) According to information contained in an amendment to Schedule 13D filed with the Commission, dated April 5, 2004, various investment funds and other entities controlled by or affiliated with Mario J. Gabelli and Marc
     J. Gabelli, each of whose address is c/o Gabelli Asset Management, Inc., One Corporate Center, Rye, New York 10580, acquired such shares for investment for one or more accounts over which they have shared or sole investment and voting power or for their own account. Further, based on information contained in such amendment to Schedule 13D, the number of shares reported includes 135,625 shares of Class A Common Stock issuable upon the conversion of our 9 3/4% Series A Convertible Preferred Stock.

(4) The address of Merrill Lynch & Co., Inc., is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(5) The address of Master Small Cap Value Trust is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(6) Does not include 8,311,639 shares of Class B Common Stock, each share of which is convertible into one share of Class A Common Stock. Mr. Paxson is the beneficial owner of all reported shares, other than 100 shares of Class A Common Stock, through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.

(7) Includes, with respect to each of Messrs. Brandon, Burnham, Greenwald and Oxendine, 80,000 shares subject to vesting in equal annual installments of 16,000 shares over the five year period commencing on October 2, 2003. The holders possess voting power with respect to these shares. These shares will vest immediately upon the occurrence of certain events, including a change of control of our company.

(8) Includes shares which may be acquired within 60 days through the exercise of stock options granted under our Stock Incentive Plans as follows: Dean
     M. Goodman -- 127,661; Anthony L. Morrison -- 150,000; Seth A. Grossman -- 40,800; Bruce L. Burnham -- 13,750; James L. Greenwald -- 9,500.

(9) Includes, in addition to the shares referred to in note 7 above, shares subject to vesting as follows: Mr. Goodman -- includes an aggregate of 477,500 shares vesting at various dates through October 2, 2008, 360,000 of which shares will vest on October 2, 2008; Mr. Morrison -- includes an aggregate of 250,000 shares vesting at various dates through October 2, 2008, 200,000 of which shares will vest on October 2, 2008; Mr. Grossman -- includes an aggregate of 251,250 shares vesting at various dates through October 2, 2008, 180,000 of which shares will vest on October 2, 2008; Mr. Severson - includes an aggregate of 306,250 shares vesting at various dates through October 2, 2008, 200,000 of which shares will vest on October 2, 2008; Mr. Burnham -- includes an aggregate of 18,750 shares vesting on May 10, 2004; Mr. Greenwald -- includes an aggregate of 18,750 shares vesting on May 10, 2004; Mr. Oxendine -- includes an aggregate of 15,000 shares vesting on May 10, 2004. The holders possess voting power with respect to these shares. These shares will vest immediately upon the occurrence of certain events, including a change of control of our company.

(10) Includes the shares described in notes 7, 8 and 9 above.


POTENTIAL CHANGE IN CONTROL

     On September 15, 1999, NBC, through subsidiaries, purchased $415 million aggregate liquidation preference of shares of our 8% Series B Convertible Exchangeable Preferred Stock, which are convertible into 31,896,032 shares of Class A Common Stock, and acquired warrants to purchase an additional 32,032,127 shares of Class A Common Stock. Concurrently, NBC entered into an agreement with Mr. Paxson, our Chairman and controlling stockholder, and certain of his affiliates, pursuant to which NBC was granted the right to purchase all (but not less than all) 8,311,639 shares of our outstanding Class B Common Stock beneficially owned by Mr. Paxson, which shares are entitled to ten votes per share on all matters submitted to a vote of our stockholders.

     Pursuant to these agreements and the related agreements entered into in connection with the transaction, NBC has the right to acquire voting and operational control of our company, subject to various conditions including approval of the Federal Communications Commission, or FCC. Exercise of these rights by NBC would result in a change in control of our company.

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC breached its agreements with us and breached its fiduciary duty to us and to our stockholders. We asserted that NBC's proposed acquisition of Telemundo Communications Group, Inc. ("Telemundo Group") (which was completed in April 2002) violates the terms of the agreements governing the investment and partnership between us and NBC. In September 2002, the arbitrator ruled against us on all of our claims, denying us any of the relief we had sought with respect to what we believed to be NBC's wrongful actions. Accordingly, the provisions of our agreements with NBC remain in effect without change.

     As NBC has consummated the acquisition of the Telemundo Group, it is highly unlikely that NBC would be able to acquire control of our company under the terms of our existing agreements. At the same time, NBC retains its investment in us and its ability to exercise a significant influence over our operations.

     On November 13, 2003, NBC notified us that it was exercising its right under its investment agreement with us to demand that we redeem or arrange for a third party to acquire (the "Redemption"), by payment in cash, all 41,500 outstanding shares of our Series B preferred stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $557.5 million as of December 31, 2003. We will have up to one year after November 13, 2003 to consummate the Redemption. If at any time during the one year redemption period, the terms of our outstanding debt and preferred stock do not prohibit the Redemption and we have sufficient funds on hand to consummate the Redemption, we must consummate the Redemption at that time. NBC may not exercise its Warrant A and Warrant B (which represent the right to purchase an aggregate of 32,032,127 shares of our Class A common stock) or its right to purchase shares of Class B common stock beneficially owned by Mr. Paxson during the one year redemption period.

     If we do not effect the Redemption within one year after November 13, 2003, NBC will again be permitted to exercise its Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of our securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described with respect to the NBC investment agreement under "Business--NBC Relationship," in our Annual Report on Form 10-K for the year ended December 31, 2003 and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock will expire, to the extent unexercised, 30 days after any such transfer.

     Our ability to effect any redemption is restricted by the terms of our outstanding debt and preferred stock. To effect the Redemption, we would need to raise sufficient cash to fund payment of the Redemption price and either obtain the consents of the holders of our outstanding debt and preferred stock or repay, redeem or refinance these securities in a manner that obviated the need to obtain the consents of the holders. Alternatively, we would need to identify a third party willing to purchase NBC's Series B preferred stock directly from NBC or willing to enter into a merger, acquisition or other transaction with us as a result of which NBC's Series B preferred stock would be redeemed or acquired.

                   PROPOSAL 1 -- ELECTION OF CLASS I DIRECTORS

     Our Board of Directors is divided into three classes. A class of directors is elected each year to serve for a three year term and until their successors are elected and qualified. Any director appointed by the Board of Directors to fill a vacancy on the Board serves the balance of the unexpired term of the class of directors in which the vacancy occurred. The terms of the Class I directors (Messrs. Paxson and Brandon) expire at the Meeting. The terms of the Class II directors (Messrs. Burnham, Greenwald and Oxendine) expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2005. Our former Class III directors, all of whom were employees of NBC, resigned during November and December, 2001, and we currently have no Class III directors. The terms of any Class III directors who may be appointed by the Board of Directors will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2006. We currently do not intend to fill these vacancies on our Board of Directors.

     The Board of Directors has nominated Lowell W. Paxson, Henry J. Brandon and Elizabeth J. Hudson for election as Class I directors. The Class I directors elected at the Meeting will serve for a term of three years expiring upon the election and qualification of their successors at our Annual Meeting of Stockholders to be held in 2007 or until their earlier resignation or removal.

     Each of the nominees has indicated their willingness to serve, if elected. Should any nominee become unable or unwilling to accept nomination or election for any reason, the persons named as proxies may cast votes for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

     Biographical and other information concerning our directors and the nominees for election at the Meeting is set forth below.


NOMINEES FOR ELECTION AS CLASS I DIRECTORS (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2007)

                                                                                                                  DIRECTOR
                                 AGE     POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS    SINCE
                                -----   -----------------------------------------------------------------------   ---------
Lowell W. Paxson ............    68     Chairman of the Board since 1991 and Chief Executive                         1991
                                        Officer of the Company since December 2002 and from
                                        1991 to 1998. President, Home Shopping Network, Inc.
                                        from 1985 to 1990.

Henry J. Brandon ............    46     Senior Vice President and Chief Financial Officer since                      2001
                                        August 2002 of Leeward Islands Lottery Holding
                                        Company, Inc., a lottery management and production
                                        company. Principal, William E. Simon & Sons, LLC, a
                                        private investment firm and merchant bank, from 1995 to
                                        2002.

Elizabeth J. Hudson .........    54     Senior Vice President of Communications of National                            --
                                        Geographic Society, a non-profit educational and
                                        publishing organization, since September 2000. Senior
                                        Vice President of Corporate Communications of iVillage,
                                        Inc., a media company, from 1999 to 2000. Director of the
                                        global communications and media practice of Spencer
                                        Stuart, an executive search firm, from 1998 to 1999.
                                        Director of AFLAC, Inc.

CLASS II DIRECTORS CONTINUING IN OFFICE (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2005)

                                                                                                                 DIRECTOR
                                AGE     POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS    SINCE
                               -----   -----------------------------------------------------------------------   ---------
Bruce L. Burnham ...........    70     President since 1983 of The Burnham Group, a firm                            1996
                                       providing consulting and marketing services to the retail
                                       industry.

James L. Greenwald .........    77     Chairman and Chief Executive Officer from 1975 to 1994 of                    1996
                                       Katz Communications, Inc., a broadcast advertising
                                       representative sales firm; Chairman Emeritus since 1994.
                                       Director, Granite Broadcasting Company.

John E. Oxendine ...........    61     President and Chief Executive Officer since 1998 of                          2000
                                       Blackstar, Inc.; Chairman and Chief Executive Officer
                                       since 1999 of Broadcast Capital, Inc.; Chairman from 1994
                                       to 1998 of Blackstar LLC; Chairman and Chief Executive
                                       Officer from 1987 to 1998 of Blackstar Communications,
                                       Inc. All of such entities are owners and operators of, or
                                       investors in, broadcast television stations.

CLASS III DIRECTORS CONTINUING IN OFFICE (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2006)

None; seats are currently vacant.

OTHER EXECUTIVE OFFICERS

     Dean M. Goodman, 56, has been our President since December 2002, and our Chief Operating Officer since September 2001. Mr. Goodman also served as our Executive Vice President from September 2001 to December 2002, and as the President of our PAX TV network television operations from February 1998 to December 2002. Mr. Goodman was president of our inTV and Network-Affiliated Television divisions from 1995 to 1997. From 1993 to 1995, Mr. Goodman was general manager of our Miami, Florida radio station group.

     Anthony L. Morrison, 42, has served as our Executive Vice President, Secretary and Chief Legal Officer since 1995. Prior to that time he was an attorney in private practice with the law firm of O'Melveny & Myers LLP, concentrating his practice on commercial financings.

     Seth A. Grossman, 39, has served as our Executive Vice President and Chief Strategic Officer since 2000. Mr. Grossman also served as our Senior Vice President and Chief Financial Officer from December 1999 until August 2000. From 1997 to December 1999, he was our Senior Vice President, Corporate Development and from 1995 to 1997, he was our Director of Finance.

     Richard Garcia, 41, has been our Chief Financial Officer since April 6, 2004 and has served as our Vice President, Controller and Chief Accounting Officer since September 2003. From May 2002 to September 2003, Mr. Garcia was employed by DirectTV Latin America, LLC as Controller. From August 1998 to May 2002, Mr. Garcia was Controller and Chief Accounting Officer of Claxson Interactive Group, an owner of television and radio broadcasting assets.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Each of the members of the Board of Directors other than Mr. Paxson is "independent," as that term is defined under the rules of the American Stock Exchange. During 2003, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action five times during 2003 by unanimous written consent in lieu of a meeting, as permitted by applicable state law.

     The Compensation Committee consists of James L. Greenwald, Bruce L. Burnham and John E. Oxendine. Mr. Greenwald is the chairman of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding both base salary levels and bonuses for the Chief Executive Officer and our other officers. See "Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and serves as the committee responsible for administering our Stock Incentive Plans. During 2003, the Compensation Committee met informally in conjunction with each of the meetings of the Board of Directors and held ten separate Committee meetings.

     The Audit Committee consists of Bruce L. Burnham, James L. Greenwald, John
E. Oxendine and Henry J. Brandon. Mr. Burnham is the chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors which is attached as Appendix A to this proxy statement. Each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is "independent," as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Henry J. Brandon is an "audit committee financial expert" (as defined in the rules of the Securities and Exchange Commission). Each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is "financially sophisticated" as that term is defined under applicable American Stock Exchange rules. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. During 2003, the Audit Committee met eleven times.

     We do not have a nominating committee or a nominating committee charter at this time. Nominations of directors are made by our full Board of Directors. Elizabeth J. Hudson, a nominee for election as a Class I director at the Meeting, was recommended for election by Mr. Greenwald. While the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders should be submitted to our Secretary and must comply with certain procedural and informational requirements set forth in our Bylaws. Please see "Stockholder Proposals for 2005 Annual Meeting" below.


COMMUNICATION WITH THE BOARD OF DIRECTORS AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

     Our Board of Directors believes that it is important for us to have a process whereby our stockholders may send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to our Secretary at 601 Clearwater Park Road, West Palm Beach, Florida 33401. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

     Although we do not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders, directors are encouraged to attend. Four of the five current members of the Board of Directors attended the 2003 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

     Directors who are not our employees receive an annual retainer of $24,000 and are paid fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $500 for each meeting chaired. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and of committees of the Board of Directors.

     In October 2003, Messrs. Burnham, Greenwald, Oxendine and Brandon each received and exercised options to purchase 80,000 shares of Class A Common Stock. The shares acquired upon exercise of the options vest ratably over a five year period commencing on October 2, 2003.

     In January 2003, Messrs. Burnham, Greenwald and Oxendine participated in our stock option exchange offer, under which they exchanged 100,000, 100,000 and 50,000 of their outstanding options, respectively, for options to purchase 20,458, 20,349 and 7,312 fully vested shares, respectively, of our Class A Common Stock, and options to purchase an additional 18,750, 18,750 and 15,000 unvested shares, respectively, of our Class A Common Stock which will vest on May 10, 2004.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

     NBC Transactions. On September 15, 1999, our company, NBC and Mr. Paxson, our Chairman and controlling stockholder, entered into a series of agreements which created a significant strategic and financial relationship between the two companies and under which, subject to various conditions including FCC approval, NBC has the ability to acquire voting and operational control of our company. We also entered into an agreement with NBC pursuant to which NBC serves as our exclusive sales representative to sell our PAX TV Network advertising time for agreed compensation. We have also entered into joint sales agreements with NBC with respect to 14 of our stations serving 12 markets also served by an NBC owned and operated station, and with 28 independently owned NBC affiliated stations serving our markets. Prior to their resignation in November and December 2001, we had three Class III directors who were employees of NBC.

     DP Media. In June 2000, we completed the acquisition of DP Media, Inc. and certain related corporations (collectively, "DP Media"), which were then beneficially owned by family members of Mr. Paxson, for aggregate consideration of $113.5 million. DP Media's assets included a 32% equity interest in a limited liability company controlled by the former stockholders of DP Media, which owned television station WWDP in Norwell, Massachusetts. In April 2003, we and the former stockholders of DP Media sold our limited liability company interests in the entity which owned WWDP to Valuevision Media Acquisition, Inc. for an aggregate purchase price of $32.5 million, of which we received net proceeds of approximately $13.8 million.

     The Christian Network, Inc. We have entered into several agreements with The Christian Network, Inc. (referred to herein as "CNI"). CNI is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     We entered into an agreement with CNI in May 1994 (the "CNI Tax Agreement") under which we agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationship with us, we would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. These steps could include rescission of one or more transactions or additional payments by us. We believe that our agreements with CNI have been on terms as favorable to CNI as it would obtain in arm's length transactions, and we intend any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if our activities with CNI are consistent with the terms governing our relationship, we should not be required to take any actions under the CNI Tax Agreement. We cannot be sure, however, that we will not be required to take any actions under the CNI Tax Agreement which might have a material cost to us.

     We have contracted with CNI to lease CNI's television production and distribution facility. We utilize this facility primarily as our network operations center and originate our PAX TV network signal from this location. The current lease term expires on June 30, 2008 and will automatically be renewed for an additional term of five years unless either party provides notice of non-renewal on or before June 30, 2007. The current rent under the lease is $16,700 per month, increasing on an annual basis based on increases in the Consumer Price Index. During the year ended December 31, 2002, we incurred rental charges of $209,000 in connection with the prior lease related to this facility. During the year ended December 31, 2003, we incurred rental charges of $212,000 in the aggregate under the prior lease and the current lease.

     In March 1999, we entered into an agreement with CNI to license CNI's programming, which agreement expired on May 31, 2002 without being renewed. During the year ended December 31, 2002 we paid license fees in connection with this agreement of $93,000.

     On September 10, 1999, we entered into a Master Agreement with CNI for overnight programming and use of a portion of the digital broadcasting capacity of our television stations in exchange for CNI's providing public interest programming. The Master Agreement has a term of 50 years and is automatically renewable for successive ten year periods unless CNI ceases to exist, commences action to liquidate, ceases family values programming or the FCC revokes the licenses of a majority of our stations. Pursuant to the Master Agreement, we broadcast CNI overnight programming on each of our stations seven days a week from 1:00 a.m. to 6:00 a.m. When our stations begin digital programming in multiple channels, we are obligated to make a digital channel available for CNI's use. CNI will have the right to use the digital channel for 24 hour CNI digital programming.

     We are exploring strategic alternatives, which may include the sale of all or part of our assets to a third party, finding a strategic partner, or finding a third party to purchase the equity of our company. Our ability to pursue strategic alternatives will be dependent upon the attractiveness of our assets and business plan to potential strategic partners or buyers. Among other things, potential strategic partners or buyers may find unattractive the overnight programming provided by CNI which we currently carry or the terms of our agreements with CNI. We may be prevented from consummating a strategic transaction because of these and other factors, or we may incur significant costs to terminate obligations and commitments with respect to CNI, or receive less consideration in a strategic transaction as a result of these and other factors.

     Officer Loans. During December 1996, we approved a program to extend loans to members of our senior management to finance their purchase of shares of Class A Common Stock in the open market. The loans are full recourse promissory notes bearing interest at 5.75% per annum and are collateralized by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. The largest aggregate amounts of indebtedness outstanding during 2003 under these loans to our Named Executive Officers were as follows: Mr. Goodman, $685,006; Mr. Morrison, $359,767; and Mr. Grossman, $164,574. As of December 31, 2003, the outstanding balances on these loans were as follows: Mr. Goodman, $352,594; Mr. Morrison, $73,438; and Mr. Grossman, $131,695. Following the enactment in July 2002 of the Sarbanes-Oxley Act of 2002, we are not permitted to extend the maturity date of these loans and are taking actions to collect the outstanding balances on such loans. During 2003, we received payments of $350,000 from Mr. Goodman, $290,026 from Mr. Morrison and $39,594 from Mr. Grossman in respect of their loan balances. To date in 2004, we have received payments of $114,299 from Mr. Goodman, $73,651 from Mr. Morrison, whose loan has now been repaid in full, and $46,303 from Mr. Grossman, in respect of their loan balances.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than ten percent of our Common Stock ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports received by us and written representations from certain Reporting Persons, we believe that during 2003, all required reports were filed on a timely basis, except that Thomas E. Severson, Jr., our former chief financial officer, failed to include the transfer of 11,000 shares of Class A Common Stock to his former spouse pursuant to a domestic relations order in the Form 4 filing which was made on October 6, 2003, which transfer was subsequently reported in an amended Form 4 filing on January 16, 2004.

EXECUTIVE COMPENSATION

     The following table presents information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 2003, 2002 and 2001 for our Chief Executive Officer and our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as of December 31, 2003 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE



                                                                                           LONG-TERM
                                                                                        COMPENSATION (2)
                                                                                       -----------------
                                                    ANNUAL COMPENSATION                    NUMBER OF
                                         ------------------------------------------        SECURITIES         ALL OTHER
                                                                       OTHER ANNUAL        UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR    SALARY(1)       BONUS       COMPENSATION         OPTIONS          (3)(4)(5)(6)
--------------------------------- ------ ------------- ------------ ---------------    ----------------- -------------------
Lowell W. Paxson ............      2003   $818,565       $409,283       $     --                   0           $ 24,477 (7)
 Chairman of the Board,            2002    744,150             --             --                   0             33,513 (7)
 Chief Executive Officer           2001    660,000             --             --                   0             67,781 (7)

Dean M. Goodman .............      2003    455,333        182,133        789,750 (8)         815,000             18,536
 President, Chief Operating        2002    455,333             --             --                   0             48,147
 Officer                           2001    433,650        130,098             --             150,000             43,771

Anthony L. Morrison .........      2003    303,188        106,116        525,330 (8)         474,500             13,058
 Executive Vice President,         2002    303.188             --        214,550 (8)               0             32,360
 Secretary, Chief Legal            2001    288,750         87,200        165,584 (8)         150,000             29,477
 Officer

Seth A. Grossman ............      2003    259,875         77,963        215,865 (8)         343,500              3,472
 Executive Vice President,         2002    259,875             --             --                   0              1,000
 Chief Strategic Officer           2001    247,500         37,128             --             125,000              1,000

Thomas E. Severson, Jr ......      2003    264,167         78,338         58,500 (8)         331,250              2,772
 Senior Vice President,            2002    245,000             --        140,651 (8)               0                 --
 Chief Financial Officer (9)       2001    216,667         51,000             --              50,000                 --

----------------
(1) Includes amounts Named Executive Officers elected to defer under our Profit Sharing Plan.

(2) The aggregate restricted stock holdings of the Named Executive Officers as of December 31, 2003 were as follows: Mr. Goodman -- 477,500 shares with a fair market value of $1,838,375; Mr. Morrison -- 292,500 shares with a fair market value of $1,126,125; Mr. Grossman -- 251,250 shares with a fair market value of $967,313; and Mr. Severson -- 306,250 shares with a fair market value of $1,179,063. Fair market value is based on the closing sale price of the Class A Common Stock of $3.85 on December 31, 2003.

(3) Includes contributions to supplemental retirement plans as follows: during 2003, Mr. Goodman -- $11,383; Mr. Morrison -- $7,580; during 2002, Mr.
     Goodman -- $45,533; Mr. Morrison -- $30,319; during 2001, Mr. Goodman -- $41,300; Mr. Morrison -- $27,500.

(4) Includes $1,000 contributions by us to the Profit Sharing Plan during 2003, 2002 and 2001.

(5) Includes cost of term life insurance equivalent for life insurance policies as follows: during 2003, Mr. Paxson -- $6,414; Mr. Goodman -- $1,753; Mr. Morrison -- $1,131; during 2002, Mr. Paxson -- $4,967; Mr. Goodman -- $1,614; Mr. Morrison -- $1,041; during 2001, Mr. Paxson -- $4,913; Mr.
     Goodman -- $1,471; Mr. Morrison -- $977.

(6) Includes income from payment of stock option exercise price related to October 2003 grants as follows: Mr. Goodman -- $4,400; Mr. Morrison -- $2,500; Mr. Grossman -- $2,200; Mr. Severson -- $2,500.

(7) Includes the economic benefits of the premiums we paid under a split dollar life insurance policy. We are entitled to recover the premiums from any amounts paid by the insurer on the split dollar life policy and have retained an interest in the policy to the extent of the premiums paid.

(8) Represents the difference between the price paid by the Named Executive Officer upon the exercise of stock options and the fair market value of the underlying common stock at the time of exercise.

(9) Mr. Severson's employment with us has been terminated effective May 5, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below presents information regarding each of the Named Executive Officers who was granted options to purchase shares of our capital stock during the year ended December 31, 2003.

                                   NUMBER OF SHARES       % OF TOTAL                               MARKET
                                    OF COMMON STOCK    OPTIONS GRANTED    EXERCISE                PRICE AT   GRANT DATE
                                  UNDERLYING OPTIONS   TO EMPLOYEES IN   PRICE PER   EXPIRATION    DATE OF     PRESENT
NAME                                    GRANTED          FISCAL YEAR       SHARE        DATE        GRANT     VALUE (1)
-------------------------------- -------------------- ----------------- ----------- ------------ ---------- ------------
Lowell W. Paxson ...............             --                --         $    --           --     $    --   $       --
Dean M. Goodman ................        375,000               5.6%           0.01    1/24/2003        2.43      907,500
                                        440,000               6.5%           0.01    10/3/2003        5.10    2,239,600
Anthony L. Morrison ............        224,500               3.3%           0.01    1/24/2003        2.43      543,290
                                        250,000               3.7%           0.01    10/3/2003        5.10    1,272,500
Seth A. Grossman ...............        123,500               1.8%           0.01    1/24/2003        2.43      298,870
                                        220,000               3.3%           0.01    10/3/2003        5.10    1,119,800
Thomas E. Severson, Jr .........         81,250               1.2%           0.01    1/24/2003        2.43      196,625
                                        250,000               3.7%           0.01    10/3/2003        5.10    1,272,500

----------------
(1) Based on the closing price on the grant date and the option exercise price, as determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, expected volatility range of 70% to 79%, risk free interest rates of 2.8% to 2.9% and a weighted average expected option term of one day.

2003 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2003 and stock options held as of December 31, 2003 by each Named Executive Officer.



                                     SHARES     MARKET
                                    ACQUIRED   PRICE AT    EXERCISE
                                       ON       DATE OF     PRICE            VALUE
NAME                               EXCERCISE   EXERCISE   PER SHARE        REALIZED
--------------------------------- ----------- ---------- ----------- --------------------
Lowell W. Paxson ................        --    $  --       $  --        $       --

Dean M. Goodman .................   375,000     2.35        0.01           877,500 (2)
                                    440,000     5.41        0.01         2,376,000 (3)

Anthony L. Morrison .............   224,500     2.35        0.01           525,330 (4)
                                    250,000     5.41        0.01         1,350,000 (3)

Seth A. Grossman ................   123,500     2.35        0.01           288,990 (2)
                                    220,000     5.41        0.01         1,188,000 (3)

Thomas E. Severson, Jr. .........    81,250     2.35        0.01           190,125 (5)
                                    250,000     5.41        0.01         1,350,000 (5)



                                            NUMBER OF
                                           SECURITIES                     VALUE OF
                                           UNDERLYING                   UNEXERCISED
                                           UNEXERCISED                  IN THE MONEY
                                           OPTIONS AT                    OPTIONS AT
                                        DECEMBER 31, 2003          DECEMBER 31, 2003 (1)
                                  ----------------------------- ----------------------------
NAME                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------- ------------- --------------- ------------- --------------
Lowell W. Paxson ................         --           --          $     --        $ --
Dean M. Goodman .................    127,661           --            54,894          --
                                          --           --                --          --

Anthony L. Morrison .............    150,000           --            64,500          --
                                          --           --                --          --

Seth A. Grossman ................     40,800           --            17,544          --
                                          --           --                --          --

Thomas E. Severson, Jr. .........         --           --                --          --
                                          --           --                --          --

----------------
(1) Based on the closing sale price of the Class A Common Stock of $3.85 on December 31, 2003.

(2) A portion of this value realized is attributable to unvested shares which are scheduled to vest on May 10, 2004, as follows: Mr. Goodman -- $87,750, and Mr. Grossman -- $73,125.

(3) These amounts are attributable solely to unvested shares which are scheduled to vest at various dates through October 2, 2008. A substantial portion of these shares are scheduled to vest on October 2, 2008 as follows: Mr. Goodman -- 360,000 shares, representing $1,944,000 of the total value realized; Mr. Morrison -- 200,000 shares, representing $1,080,000 of the total value realized, and Mr. Grossman -- 180,000 shares, representing $972,000 of the total value realized. The holders possess voting power with respect to these shares. These shares will vest immediately upon the occurrence of certain events, including a change of control of our company.

(4) $99,450 of this amount is attributable to shares which vested on January 23, 2004.

(5) All of Mr. Severson's unvested shares will vest on May 5, 2004, the effective date of the termination of his employment with us. Of the $190,125 value realized, $131,625 is attributable to unvested shares. All of the $1,350,000 value realized is attributable to unvested shares.


STOCK INCENTIVE PLANS

     We established our Stock Incentive Plan, 1996 Stock Incentive Plan and 1998 Stock Incentive Plan (collectively, the "Stock Incentive Plans") to provide incentives to officers, employees and others who perform services for us through awards of options and shares of restricted stock. Awards are granted under the Stock Incentive Plans at the discretion of our Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. As of December 31, 2003, 3,488,774 shares of Class A Common Stock were available for additional awards under the Stock Incentive Plans. To date, all options we have granted under our Stock Incentive Plans have been nonqualified stock options. Substantially all of the options we granted under the Stock Incentive Plans during the year ended December 31, 2003, including all of the options granted to our Named Executive Officers, had a one business day exercise period and an exercise price of $0.01 per share and were exercisable (except for options issued in exchange for outstanding options which were fully vested at the time of exchange) only for "unvested shares" of our Class A Common Stock. These unvested shares are subject to restrictions on transfer and to a risk of forfeiture, including the risk that the participant will not satisfy vesting conditions that apply to the shares.

     The exercise price per share of Class A Common Stock, vesting schedule and expiration date of each stock option granted under the Stock Incentive Plans is determined by the Compensation Committee at the date the option is granted and as provided in the terms of the Plans. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Holders of more than ten percent (10%) of the combined voting power of our capital stock may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of Class A Common Stock as of the date of the grant and the term of the option may not exceed five years. Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant's employment is terminated for cause, each option which has not been exercised shall terminate, and each unvested share held by that participant shall be forfeited.

     The Compensation Committee also has the discretion to award restricted stock, consisting of shares of Class A Common Stock which vest over a period determined by the Committee and are subject to forfeiture in whole or in part if the recipient's employment is terminated prior to the end of the restricted period. Prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested upon the occurrence of such events or conditions as the Compensation Committee deems appropriate and are specified in the applicable restricted stock agreement. To date, we have not awarded any restricted stock under the Stock Incentive Plans.

EXECUTIVE BONUS PLAN

     Under our Executive Bonus Plan, members of our senior management approved by the Compensation Committee may earn cash bonus compensation on an annual basis based upon the achievement of operating and financial objectives and individual performance criteria. The bonus calculation criteria are established on an annual basis by the Committee, and generally consist of a set of operating and financial performance objectives which we must meet and individualized performance criteria and bonus levels for each participant (generally expressed as a percentage of the participant's base salary). Under the terms of their employment agreements, each of our Named Executive Officers is entitled to receive a bonus of 65% of his base salary if we meet the operating and financial objectives established annually by the Compensation Committee and 35% of his base salary if, in the opinion of our

Chairman and Chief Executive Officer with the concurrence of the Compensation Committee (or, in Mr. Paxson's case, in the opinion of the non-management members of our Board of Directors), he satisfactorily performs the tasks associated with his position. Bonuses awarded with respect to a fiscal year are paid during the following year.

PROFIT SHARING PLAN

     We have a profit sharing plan under Section 401(k) of the Internal Revenue Code under which our employees must complete six months of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the plan. Participants may elect to contribute a specified percentage of their compensation to the plan on a pre-tax basis. We may, at our discretion, make matching contributions based on a percentage of deferred salary contributions at a rate to be determined by certain of our officers, which matching contributions may be paid in our stock. In addition, we may make supplemental profit sharing contributions in such amounts as certain of our officers may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, a participant's right to his or her profit sharing contribution is fully vested. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

EMPLOYMENT AGREEMENTS

     Mr. Paxson is employed as our Chairman and Chief Executive Officer, pursuant to an employment agreement for a three year term commencing October 16, 1999, and renewing thereafter for successive one year periods so long as Mr. Paxson remains our "Single Majority Shareholder" as such term is defined under the rules of the FCC. Mr. Paxson's base salary under the agreement is $880,000 for calendar year 2004 and thereafter will increase at a rate of 10% per year. With respect to the fiscal year ending December 31, 2004 and each fiscal year thereafter, Mr. Paxson may receive an annual bonus equal to 65% of his base salary if we attain financial targets established by our Compensation Committee for the award of bonuses to our senior management, and may receive an additional annual bonus equal to 35% of his base salary if, in the opinion of the non-management members of our Board of Directors, he satisfactorily performs the tasks associated with his position as our Chairman and Chief Executive Officer. Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives. The Board of Directors may terminate Mr. Paxson's employment agreement before expiration for good cause, and Mr. Paxson may terminate the agreement for good reason, each as defined in the agreement. If Mr. Paxson dies, becomes permanently disabled, terminates his employment for good reason or is terminated other than for good cause during the term of the agreement, we will pay Mr. Paxson or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, termination for good reason or termination other than for good cause, or 18 months, in the case of death.

     Mr. Goodman is employed as our President and Chief Operating Officer under an employment agreement that expires on December 31, 2006. With respect to the fiscal year ending December 31, 2004 and each fiscal year thereafter, Mr. Goodman may receive an annual bonus equal to 65% of his base salary if we attain financial targets established by our Compensation Committee for the award of bonuses to our senior management, and may also receive an additional annual bonus equal to 35% of his base salary if, in the opinion of our Chairman and Chief Executive Officer, with the concurrence of our Compensation Committee, he satisfactorily performs the tasks associated with his position as our President and Chief Operating Officer. Mr. Goodman is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Goodman's employment for cause, as defined in the agreement. If Mr. Goodman's employment is terminated by reason of his death or disability or other than for cause, or if Mr. Goodman terminates his employment for good reason, as defined in the agreement, we will continue to pay Mr. Goodman or his estate, as the case may be, his base salary for the lesser of one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) or the balance of the employment term.

     Mr. Morrison is employed as our Executive Vice President, Secretary and Chief Legal Officer under an employment agreement that expires on December 31, 2006. With respect to the fiscal year ending December 31, 2004 and each fiscal year thereafter, Mr. Morrison may receive an annual bonus equal to 65% of his base salary if we attain financial targets established by our Compensation Committee for the award of bonuses to our senior management, and may also receive an additional annual bonus equal to 35% of his base salary if, in the opinion of our Chairman and Chief Executive Officer, with the concurrence of our Compensation Committee, he satisfactorily performs the tasks associated with his position as our Executive Vice President, Secretary and Chief Legal Officer. Mr. Morrison is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Morrison's employment for cause, as defined in the agreement. If Mr. Morrison's employment is terminated by reason of his death or disability or other than for cause, or if Mr. Morrison terminates his employment for good reason, as defined in the agreement, we will continue to pay Mr. Morrison or his estate, as the case may be, his base salary for the lesser of one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) or the balance of the employment term.

     Mr. Grossman is employed as our Executive Vice President and Chief Strategic Officer under an employment agreement that expires on December 31, 2006. With respect to the fiscal year ending December 31, 2004 and each fiscal year thereafter, Mr. Grossman may receive an annual bonus equal to 65% of his base salary if we attain financial targets established by our Compensation Committee for the award of bonuses to our senior management, and may also receive an additional annual bonus equal to 35% of his base salary if, in the opinion of our Chairman and Chief Executive Officer, with the concurrence of our Compensation Committee, he satisfactorily performs the tasks associated with his position as our Executive Vice President and Chief Strategic Officer. Mr. Grossman is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under our Stock Incentive Plans) as we may determine. We may terminate Mr. Grossman's employment for cause, as defined in the agreement. If Mr. Grossman's employment is terminated by reason of his death or disability or other than for cause, or if Mr. Grossman terminates his employment for good reason, as defined in the agreement, we will continue to pay Mr. Grossman or his estate, as the case may be, his base salary for the lesser of one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) or the balance of the employment term.

     The terms of each of the employment agreements described above were approved by our Compensation Committee.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was composed of Messrs. Greenwald, Burnham and Oxendine during 2003. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2003.

REPORT ON REPRICING OF OPTIONS

     In connection with the stock option exchange offer described below, we repriced certain options held by our Named Executive Officers. In the fall of 2002, the Compensation Committee of our Board of Directors determined that insufficient shares remained available for future awards under the 1998 Stock Incentive Plan for us to be able to continue to provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success. In addition, the Committee determined that many of the options which had been previously granted had exercise prices that were significantly higher than the then-current market price of our Class A Common Stock and did not provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success. To address these concerns, the Compensation Committee approved an offer to exchange options with a per share exercise price of at least $7.25 for new options to purchase one share of Class A Common Stock for each two shares of Class A Common Stock issuable upon exercise of existing options that were tendered for exchange, which new options had a one business day exercise period and a $0.01 per share exercise price. Certain shares of our Class A Common Stock issued upon the exercise of new options granted in the stock option exchange offer are subject to restrictions on transfer and to a risk of forfeiture. We refer to those shares as unvested shares.

     We recorded a fixed non-cash compensation expense upon the issuance of vested shares of Class A Common Stock based on the closing price of the Class A Common Stock on January 24, 2003, the date the new options were exercised. With respect to unvested shares, we will record a non-cash compensation expense over the vesting period of the unvested shares based on the closing price of the Class A Common Stock on January 24, 2003. The following table sets forth information regarding options held by our executive officers that have been repriced, including by an option exchange or tender offer, during the ten year period ended December 31, 2003.

                          TEN YEAR OPTION/SAR REPRICING

                                                         NUMBER OF
                                                       SECURITIES AT
                                                         UNDERLYING     MARKET PRICE
                                                        OPTIONS/SARS     AT TIME OF
                                                        REPRICED OR     REPRICING OR
NAME                                          DATE        AMENDED      AMENDMENT ($)
----------------------------------------- ----------- --------------- ---------------
Dean M. Goodman ......................... 1/24/2003       300,000            2.35
 President, Chief Operating Officer       1/24/2003        75,000            2.35

Anthony L. Morrison ..................... 1/24/2003       100,000            2.35
 Executive Vice President, Secretary,     1/24/2003        24,500            2.35
 Chief Legal Officer                      1/24/2003        25,000            2.35
                                          1/24/2003        75,000            2.35

Seth A. Grossman ........................ 1/24/2003        50,000            2.35
 Executive Vice President,                1/24/2003        11,000            2.35
 Chief Strategic Officer                  1/24/2003        62,500            2.35

                                                                        LENGTH OF ORIGINAL
                                           EXERCISE PRICE                  OPTION TERM
                                             AT TIME OF        NEW      REMAINING AT DATE
                                            REPRICING OR     EXERCISE    OF REPRICING OR
NAME                                        AMENDMENT ($)   PRICE ($)   AMENDMENT (YEARS)
----------------------------------------- ---------------- ----------- -------------------
Dean M. Goodman .........................      7.25           0.01            5.38
 President, Chief Operating Officer            7.25           0.01            8.62

Anthony L. Morrison .....................      7.25           0.01            5.38
 Executive Vice President, Secretary,          7.25           0.01            6.11
 Chief Legal Officer                           7.25           0.01            6.91
                                               7.25           0.01            8.62

Seth A. Grossman ........................      7.25           0.01            5.38
 Executive Vice President,                     7.25           0.01            6.91
 Chief Strategic Officer                       7.25           0.01            8.27

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee of the Board of Directors, which is currently comprised of Mr. Burnham, Mr. Greenwald and Mr. Oxendine, each of whom is a non-employee director of the Company. Mr. Greenwald is the chairman of the Compensation Committee.

     The Compensation Committee of the Board of Directors reviews and recommends the salaries and other compensation of the executive officers of the Company, including its Chairman and its Chief Executive Officer and other Named Executive Officers, and is responsible for administering the Company's Executive Bonus Plan and Stock Incentive Plans, and for reviewing proposed executive compensation and other compensation plans and making recommendations to the Board of Directors.

     In making its recommendations as to executive compensation, the Committee seeks to recommend a level of base compensation which is competitive with the compensation offered to executives performing similar functions by others in the Company's line of business, and to link a significant portion of an executive's total potential cash compensation to the achievement of overall Company operating and financial goals and individual performance criteria. In administering the Executive Bonus Plan, the

Committee establishes, on an annual basis, overall Company operating and financial goals and individual performance criteria which offer Company executives the opportunity to earn significant bonus compensation. In formulating its recommendations as to awards under the stock incentive plans, the Committee seeks to provide a means for Company executives to realize substantial additional compensation through the receipt of nominally-priced stock options to acquire shares which become vested over time as the executive remains in the Company's employment.

     For the 2003 fiscal year, the Committee established target levels of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") as the financial performance goals to be used to determine bonus compensation under the Executive Bonus Plan. Based upon the Company's actual adjusted EBITDA for the 2003 fiscal year, the participants in the Executive Bonus Plan were entitled to receive bonus compensation of between 5% and 50% of annual base compensation. Bonus compensation earned with respect to the 2003 fiscal year was paid in January 2004.

     The chief executive officer's compensation has been established pursuant to an employment agreement entered into in October 1999, the material terms of which were established by negotiation with NBC, which made a significant investment in the Company at that time. Under the agreement, Mr. Paxson, the chief executive officer, receives a stated annual base salary with annual 10% increases. Mr. Paxson's base salary in 2003 was $818,565, a 10% increase over his 2002 base salary. Because Mr. Paxson's base salary was established as a matter of contract, the Committee did not consider adjustments to Mr. Paxson's base salary based on Company performance. Under the Executive Bonus Plan, the Committee established a range of bonus eligibility for Mr. Paxson for the 2003 fiscal year of between 50% and 200% of his base salary. Based on the Company's actual adjusted EBITDA for the 2003 fiscal year and the Company performance criteria established by the Committee, as described in the preceding paragraph, Mr. Paxson was entitled to receive a bonus of $409,283, or 50% of his base salary, with respect to the 2003 fiscal year, which was paid to him in January 2004.

     During 2003 the Compensation Committee approved the grants in October 2003 of stock options to the Named Executive Officers. The options were exercisable for one business day at an exercise price of $0.01 per share. The shares acquired upon exercise of the options are subject to vesting restrictions. The majority of the shares issued to the Named Executive Officers in the October 2003 award will vest in their entirety on the fifth anniversary of the grant date in 2008. The balance of the shares issued to the Named Executive Officers in the October 2003 award will vest in equal annual installments over a three year period. All of the shares will vest immediately upon a change of control of the Company, and upon the holder's death, disability or termination of employment by the Company without cause. In granting the awards, the Committee sought to create significant incentives for the key executives of the Company to remain in the Company's employment while the Company seeks to consummate a strategic transaction. The Committee determined that the terms of the October 2003 award would better serve the Company's retention goals than the more traditional stock options awarded by the Committee in prior fiscal years.

Submitted by the Compensation Committee

    James L. Greenwald, Chairman
    Bruce L. Burnham
    John E. Oxendine

STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on our Class A Common Stock from December 31, 1998 through December 31, 2003 with the cumulative total return of the American Stock Exchange Market Value Index and an industry peer group index compiled by us that consists of several companies (the "Peer Group").

                               [GRAPHIC OMITTED]

COMPANY NAME / INDEX (1)                  12/31/98       12/31/99       12/31/00       12/31/01      12/31/02      12/31/03
-------------------------------------   ------------   ------------   ------------   ------------   ----------   -----------
Paxson Communications Corp.-Class A       $ 100.00       $ 129.93       $ 129.92       $ 113.74     $  22.42      $  41.90
American Stock Exchange Index             $ 100.00       $ 131.94       $ 122.38       $ 113.91     $  93.10      $ 126.03
Peer Group Index (2)                      $ 100.00       $ 191.39       $ 148.36       $ 143.73     $ 109.45      $ 153.66

----------------
(1) The comparison assumes $100 was invested at the per share closing price of our Class A Common Stock on December 31, 1998. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Peer Group for the relevant periods assuming that all dividends were reinvested.

(2) The following companies constitute the Peer Group: Granite Broadcasting Corp., Hearst-Argyle Television Inc., Sinclair Broadcast Group, Inc., Univision Communications, Inc. and Young Broadcasting, Inc.


     LIN TV Corp., a new corporate entity that owns 100% of LIN Television, completed its initial public offering in May 2002 and the shares of common stock of LIN TV Corp. are listed for trading on the New York Stock Exchange under the symbol TVL. LIN TV Corp. is included in the peer group index only as of December 31, 2003, and not for prior years, because it did not become a reporting company until May 2002. If LIN TV Corp. were excluded from the peer group index, the cumulative total return of the peer group index for December 31, 2003 would have been $157.11 and the return for other years would have been unchanged.

     Calculations for the Peer Group were weighted on the basis of their respective market capitalizations.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.


AUDIT COMMITTEE REPORT


     This report is submitted by the Audit Committee of the Board of Directors, which is currently comprised of four independent directors and operates under a written charter adopted by the Board of Directors which is attached as Appendix A to this Proxy Statement. The members of the Committee are Bruce L. Burnham, James L. Greenwald, John E. Oxendine and Henry J. Brandon. Mr. Burnham is the chairman of the Audit Committee. Each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is "independent," as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters.

     Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     The Audit Committee has met and discussed the fiscal 2003 audited financial statements with management and our independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with our independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, entitled Communications with Audit Committees.

     Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, entitled Independence Discussions with Audit Committees, and the Audit Committee discussed with our independent accountants that firm's independence.

     Based on the Audit Committee's discussion with management and our independent accountants and the Audit Committee's review of the representation of management and the report of our independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements for fiscal 2003 in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee

    Bruce L. Burnham, Chairman
    John E. Oxendine
    James L. Greenwald
    Henry J. Brandon

                       PROPOSAL 2 -- RATIFICATION OF THE
                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     During March 2003, the Audit Committee of our Board of Directors decided to request proposals from each of the four largest public accounting firms, including PricewaterhouseCoopers LLP ("PwC"), for engagement by us to conduct the independent audit of our financial statements for the year ending December 31, 2003. PwC audited our consolidated financial statements for the year ended December 31, 2002. On April 4, 2003, PwC informed us that it declined to stand for reelection as our independent accountants.

     The report of PwC on our consolidated financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

     In connection with its audit for the fiscal year ended December 31, 2002, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such year. During the fiscal year ended December 31, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K with respect to us.

     On April 10, 2003, the Audit Committee of our Board of Directors approved the engagement of the firm of Ernst & Young LLP ("E&Y") to act as our new independent accountants to audit our financial statements for the fiscal year ending December 31, 2003. During the two most recent fiscal years and through April 16, 2004, we have not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor was oral advice provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     Representatives of E&Y are expected to be present at the Annual Meeting to answer questions from stockholders, and will have an opportunity to make a statement if they wish to do so.

COMPENSATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     During the year ended December 31, 2003, the Company retained E&Y to provide services in the following categories and amounts:

     Audit Fees. The aggregate fees billed to us by E&Y for its services in connection with the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2003, and its review of the quarterly financial statements included in our reports on Form 10-Q filed during the 2003 fiscal year were $1,620,874. This amount also includes fees for services provided by E&Y in connection with its audit of our consolidated financial statements for the nine months ended September 30, 2003 in connection with our January 2004 offering of senior secured notes.

     Audit-Related Fees. Fees for professional services provided by E&Y during the years ended December 31, 2003 and 2002 were $1,693 and $100,000, respectively. Audit-related fees related to internal audit services which were concluded in 2002.

     Tax Fees. Fees for professional services provided by E&Y during the years ended December 31, 2003 and 2002 were $147,000 and $0, respectively. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

     All Other Fees. Fees for professional services provided by E&Y during the years ended December 31, 2003 and 2002, were $89,334 and $0, respectively. Other fees consist primarily of consultation on tax matters during 2003.

     During the year ended December 31, 2002, the Company retained PwC to provide services in the following categories and amounts:

     Audit Fees. The aggregate fees billed to us by PwC for its services in connection with the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2002, and its review of the quarterly financial statements included in our reports on Form 10-Q filed during the 2002 fiscal year were $570,110.

     Audit-Related Fees. The aggregate fees billed to us by PwC for audit related services during the year ended December 31, 2002 were $9,200. Audit-related services relate to the audit of our employee benefit plan.

     Tax Fees. The aggregate fees billed to us by PwC for income tax compliance and related services during the year ended December 31, 2002 were $185,020.

     The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent accountants, subject to the requirements of applicable law. In accordance with the charter, the Committee has delegated the authority to grant such pre-approvals to the Committee chair, which approvals are then reviewed by the full Committee at its next regular meeting. Typically, however, the Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent accountants include the Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent accountants for any services not included in the budget. The Committee periodically monitors the services rendered by and actual fees paid to the independent accountants to ensure that such services are within the parameters approved by the Committee.

     During 2003, all of E&Y's services described in "Audit-Related Fees," Tax Fees" and "All Other Fees," were approved by the Audit Committee in accordance with the Company's formal policy on auditor independence.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2004.

                                OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Proposals of stockholders intended for presentation at the 2005 annual meeting must be received by us on or before December 1, 2004, in order to be included in our proxy statement and form of proxy for that meeting.


     Regardless of whether a proposal is received by us on or before December 1, 2004, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2005 annual meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before March 2, 2005.

EXPENSES OF SOLICITATION

     We will bear the expense of preparing, printing, and mailing proxy materials to our stockholders. In addition to solicitations by mail, our employees may solicit proxies on behalf of the Board of Directors in person or by telephone. We will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of our stock.

OTHER MATTERS

     The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in our 2003 Annual Report are incorporated by reference. We will provide to any stockholder upon written request a copy of our Annual Report on Form 10-K, including the financial statements and the schedules thereto, for our fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. We will not charge for copies of our annual report, but will assess a reasonable charge for copies of the exhibits, if requested.

                                            By Order of the Board of Directors


                                            /s/ Anthony L. Morrison
                                            ------------------------------------
                                            Anthony L. Morrison, Secretary


West Palm Beach, Florida
April 16, 2004

                                  APPENDIX A

                       PAXSON COMMUNICATIONS CORPORATION
                            AUDIT COMMITTEE CHARTER

I. PURPOSE


     The primary function of the Audit Committee of the Board of Directors of Paxson Communications Corporation (the "Corporation") is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission (the "Commission") or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:


         o Serve as an independent and objective party to monitor the Corporation's financial reporting process and system of internal controls and the integrity of the Corporation's financial statements.

         o Review and evaluate the work of the Corporation's internal auditors and outside auditors.

         o Confirm the qualification and independence of the Corporation's outside auditors.

         o Provide an open avenue of communication among the outside auditors, financial and senior management, and the Board of Directors.

         o Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws and regulations and Corporation policy.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall have at least three members. Each Audit Committee member shall be "independent," as defined in accordance with the rules of the principal national securities exchange on which the Corporation's common stock shall be listed for trading (the "Exchange"), and in the Sarbanes-Oxley Act of 2002 (the "Act") and the rules of the Commission promulgated thereunder. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. No person shall be deemed independent if he or she is an employee or other affiliated person of the Corporation or one of its subsidiaries, or if he or she accepts any consulting, advisory or other compensatory fee from the Corporation. The members of the Audit Committee shall be generally knowledgeable in financial and auditing matters and shall be able to read and understand financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such individual's financial sophistication, including having been a chief executive officer, chief financial offer or other senior officer with financial oversight responsibilities. The Board shall seek to recruit at least one director for appointment as a member of the Audit Committee who shall constitute a "financial expert" for purposes of the Act and the rules of the Commission under the Act. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management and the outside auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee should meet with the outside auditors and management quarterly to review the Corporation's financial statements. A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee. The Chair of the Committee shall report to the Board of Directors following the meetings of the Audit Committee.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

     o   Create an agenda for the ensuing year.

     o Review and reassess this Charter at least annually and propose to the Board any recommended changes.

     o Review and comment upon the Corporation's annual financial statements and any reports or other financial information submitted to the Commission or the public, including the internal control report to be included in the Corporation's annual reports in accordance with the Act and the rules of the Commission under the Act, and further including any certification, report, opinion, or review rendered by the outside auditors.

     o Review with financial management and the outside auditors the Corporation's Quarterly Reports on Form 10-Q, and earnings press releases and earnings guidance provided to analysts and rating agencies, prior to filing or prior to the release of earnings.

     o Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities.

     o Retain independent counsel, auditors, or others to assist the Audit Committee in the conduct of any investigation, or to discuss matters that may have a significant impact on the Corporation, including those matters that may affect its financial reporting, auditing procedures or compliance policies and programs.

     o Review and comment upon the Code of Ethics (and any amendments and supplements thereto) adopted by the Corporation.

     o Consider and respond to disclosure to the Audit Committee of fraud or internal control deficiencies discovered by senior officers of the Corporation in those officers' evaluation of the Corporation's disclosure controls and procedures.

     o Discuss the Corporation's policies with respect to risk assessment and risk management with senior management and the Corporation's outside auditors.

     o Review the management representation letter issued to the Corporation's outside auditors.

     o Discuss with the party responsible for investor relations what is being said or asked about the Corporation (because it may further assist the Committee in asking probing questions to management).

     o Take any action the full Board of Directors might take with respect to reports from management, the internal auditors and the outside auditors assessing the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the Commission or any other significant developments that may have an effect on matters within the scope of the Board of Directors' or Audit Committee's authority.

     o Review current and pending litigation or regulatory proceedings bearing on corporate governance in which the Corporation is a party.

     o Review in-house policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the outside auditors.

     o Review internal information and reporting systems to ensure that senior management and the Board review timely and accurate information that is sufficient to enable officers and directors to reach informed judgments concerning the Corporation's business performance and its compliance with laws, regulations, and corporate ethics policies.

     o Consider such other matters in relation to the financial affairs of the Corporation and its accounts and in relation to the external audit of the Corporation as the Audit Committee may, in its discretion, determine to be advisable.

Outside Auditors

     o Select and retain, evaluate, and where appropriate, discharge and replace the Corporation's outside auditors (or nominate the outside auditors to be proposed for stockholder approval in any proxy statement), taking into account considerations of independence and effectiveness, and approve the fees and other compensation to be paid to the outside auditors.

     o Confirm that the outside auditors satisfy the auditing, quality control, ethics and independence requirements of the Act (and the accounting board created pursuant to the Act), the rules of the Commission under the Act and, if applicable, the rules of the Exchange.

     o On an annual basis, obtain from the outside auditors a formal written statement delineating all relationships between the auditors and the Corporation, and review and discuss with the outside auditors all significant relationships the outside auditors have with the Corporation to determine the outside auditors' independence.

     o Actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

     o Ensure that the outside auditors do not provide to the Corporation any non-audit services, the provision or receipt of which is prohibited by the Act or the rules of the Commission under the Act.

     o Approve in writing in advance any provision by the outside auditors to the Corporation of any non-audit services the provision of which is not prohibited by the Act or the rules of the Commission under the Act and ensure that such permitted services are not provided to the Corporation without the Audit Committee's prior approval except where permitted by the Act or the rules of the Commission under the Act.

     o Advise the outside auditors of their ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the stockholders.

     o Periodically consult with the outside auditors out of the presence of management about internal controls and the completeness and accuracy of the Corporation's financial statements.

     o At least annually, obtain and review a report by the outside auditors describing: (i) their firm's internal quality-control procedures; and
         (ii) any material issues raised by the most recent internal quality-control review, or peer review, of their firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the firm, and any steps taken to address any such issues.

     o Meet with the outside auditors and discuss the role of the Audit Committee, the fact that the outside auditors report to the Audit Committee, and the form and content of the report to be delivered to the Audit Committee.

     o Set policies for the hiring by the Corporation of employees or former employees of the outside auditors.

     o Review with the outside auditors any audit problems and management's response.

     o Resolve disputes between management and the outside auditors regarding financial reporting.

     o Consider such other matters in relation to the Corporation's external audit coverage as the Audit Committee may, in its discretion, determine to be advisable.

Financial Reporting Process

     o In consultation with the outside auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

     o Consider the outside auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

Miscellaneous

     o Review and approve in advance, and oversee, all related party transactions.

     o Establish procedures for receiving and responding to complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

     The Audit Committee shall have unrestricted access to Corporation personnel and documents and will be given the resources necessary to operate under this charter.

                             FOLD AND DETACH HERE

PROXY

                        PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                       WEST PALM BEACH, FLORIDA 33401-6233

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony L. Morrison and Adam K. Weinstein, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on March 31, 2004, at the annual meeting of stockholders to be held on May 21, 2004, or any adjournment thereof.


1. ELECTION OF CLASS I DIRECTORS


   [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
                                           (except as marked to the contrary
                                            below)

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

   Lowell W. Paxson, Henry J. Brandon, Elizabeth J. Hudson

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2004.


                       [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                   (continued and to be signed on other side)

                              FOLD AND DETACH HERE
                           (Continued from other side)

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.

Dated _________ , 2004
                                      -----------------------------------------
                                                    Signature


                                      -----------------------------------------
                                              Signature if held jointly

                                      PLEASE SIGN EXACTLY AS NAME APPEARS
                                      BELOW. WHEN SHARES ARE HELD BY JOINT
                                      TENANTS, BOTH SHOULD SIGN. When signing
                                      as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.